Exhibit 4.3

21ST CENTURY FOX AMERICA, INC.,

Company,

TWENTY-FIRST CENTURY FOX, INC.,

Guarantor

and

THE BANK OF NEW YORK MELLON,

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 22, 2018

Amending and Supplementing

the Indenture dated as of August 25, 2009 as

Amended and Restated on

February 16, 2011

Senior Securities

FIRST SUPPLEMENTAL INDENTURE, dated as of October 22, 2018 (this “First Supplemental Indenture”), among 21st Century Fox America, Inc., a Delaware corporation (formerly known as News America Incorporated) (the “Company”), with its principal office located at 1211 Avenue of the Americas, New York, NY 10036, Twenty-First Century Fox, Inc., a Delaware corporation (formerly known as News Corporation) (the “Guarantor”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), amending and supplementing the Indenture, dated as of August 25, 2009, as amended and restated on February 16, 2011 (the “Indenture”), among the Company, the guarantors named therein and the Trustee, which provided for the issuance from time to time of the Company’s senior debt securities to be issued in one or more series as provided therein. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Indenture.

RECITALS:

WHEREAS, the Company, the Guarantor and the Trustee are parties to the Indenture, pursuant to which the Company’s 5.650% Senior Notes due 2020, 4.500% Senior Notes due 2021, 3.000% Senior Notes due 2022, 4.000% Senior Notes due 2023, 3.700% Senior Notes due 2024, 3.700% Senior Notes due 2025, 3.375% Senior Notes due 2026, 6.900% Senior Notes due 2039, 6.150% Senior Notes due 2041, 5.400% Senior Notes due 2043, 4.750% Senior Notes due 2044, 4.950% Senior Notes due 2045 and 4.750% Senior Notes due 2046 (collectively, the “Notes”) were issued;

WHEREAS, $8,550,000,000 aggregate principal amount of Notes is outstanding as of the date hereof;

WHEREAS, Section 8.02 of the Indenture provides that, with the written consent of the Holders of not less than a majority in principal amount of the Notes then outstanding, the Company and the Guarantor, when authorized by a Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Notes under the Indenture (subject to certain exceptions);

WHEREAS, the Company and the Guarantor desire and have requested the Trustee to join with the Company and the Guarantor in entering into this First Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 8.02 of the Indenture;

WHEREAS, TWDC Holdco 613 Corp. (“New Disney”), on behalf of the Company, has been soliciting consents to this First Supplemental Indenture upon the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement (herein so called) of New Disney dated October 5, 2018 and the related Letter of Transmittal and Consent (which together, including any amendments, modifications, or supplements thereto, govern the “Consent Solicitations” for the Notes);

WHEREAS, (1) the Company has received the consent of the Holders of not less than a majority in principal amount of the outstanding Notes, all as certified by the exchange agent, Global Bondholder Services Corporation, as set forth in the attached Exhibit A, delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture, and (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture an Opinion of Counsel and an Officer’s Certificate relating to this First Supplemental Indenture, as contemplated by Section 1.15 and Section 8.03 of the Indenture;

WHEREAS, the Indenture is subject to the provisions of the United States Trust Indenture Act of 1939, as amended (the “TIA”), that are required to be part of the Indenture and this First Supplemental Indenture shall, to the extent applicable, be governed by such provisions; and

WHEREAS, the Company and the Guarantor have duly authorized the execution and delivery of this First Supplemental Indenture and have done all things necessary to make this First Supplemental Indenture a valid agreement in accordance with its terms.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

The parties hereto agree, as follows:

ARTICLE ONE

INDENTURE

SECTION 101. Effect of Indenture.

Except as specifically provided in this First Supplemental Indenture, the Indenture, as heretofore restated and amended, shall remain in full force and effect.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

SECTION 201. Amendments to the Indenture.

(a) All Sections within Article Seven of the Indenture are hereby deleted and replaced in their entirety by the following:

“Section 7.01 When the Company may Merge.

The Company shall not consolidate with or merge with or into any person (other than its Subsidiary), or permit any person (other than its Subsidiary) to merge with or into the Company unless:

(a) The Company shall be the continuing person, or the person (if other than the Company) formed by such consolidation or into which the Company is merged (the “surviving entity”) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Securities and this Indenture, and this Indenture shall remain in full force and effect and the surviving entity shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia; and

(b) immediately before and immediately after giving effect to such transaction, no Event of Default and no Default shall have occurred and be continuing.

In connection with any consolidation or merger contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation or merger and the supplemental indenture, if any, in respect thereto comply with this Section 7.01 and that all conditions precedent herein provided for relating to such transactions have been complied with.

Section 7.02 Successor Substituted.

Upon any consolidation or merger in accordance with Section 7.01, the successor formed by such consolidation or into which the Company is merged, shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Indenture with the same effect as if such successor had been named as the Company therein; and thereafter, the Company shall be discharged and released from all obligations and covenants under this Indenture and the Securities. The Trustee shall enter into a supplemental indenture to evidence the succession and substitution of such successor person and such discharge and release of the Company.”

(b) Section 9.02 of the Indenture is hereby deleted and replaced in its entirety by the following:

“Section 9.02 Reports.

The Company shall comply with the provisions of TIA Section 314(a) to the extent applicable.”

(c) The Indenture is hereby amended by deleting the following Sections and Articles of the Indenture and all references and definitions to the extent solely related thereto in their entirety and replacing each such Section or Article with “[Intentionally Omitted]”:

(i) Section 9.06 (Limitation on Liens);

(ii) Section 9.07 (Guarantees by Subsidiaries);

(iii) Article Twelve (Guarantees); and

(iv) Article Thirteen (Change of Control).

SECTION 202. Release of Guarantor.

The following entity is hereby eliminated as a Guarantor under the Indenture:

Name	Jurisdiction of Incorporation
Twenty-First Century Fox, Inc.	Delaware

SECTION 203. Amendments to Notes.

The Notes are hereby amended to delete or modify all provisions inconsistent with the amendments to the Indenture effected by this First Supplemental Indenture, subject to the second Section of Section 302 below.

ARTICLE THREE

MISCELLANEOUS

SECTION 301. Effect of Headings.

The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.

SECTION 302. Governing Law.

Subject to the following sentence, this First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws. This First Supplemental Indenture is subject to the provisions of the TIA that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 303. Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 304. Trustee.

The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Guarantor and not of the Trustee.

SECTION 305. Effectiveness.

This First Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this First Supplemental Indenture shall become operative only upon the completion and settlement of the Consent Solicitations and the related Exchange Offers (as defined in the Offering Memorandum and Consent Solicitation Statement), with the result that the amendments to the Indenture effected by this First Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such Consent Solicitations and related Exchange Offers are terminated or withdrawn prior to completion or settlement. The Company shall promptly notify the Trustee if the Company shall determine that such closing will not occur.

SECTION 306. Endorsement and Change of Form of Notes.

Any Notes authenticated and delivered after the close of business on the date that this First Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company with a notation as follows:

“Effective as of October 22, 2018, certain restrictive covenants of 21st Century Fox America, Inc., the guarantee provided by Twenty-First Century Fox, Inc. and the reporting covenant of 21st Century Fox America, Inc. have been eliminated or limited, as provided in the First Supplemental Indenture, dated as of October 22, 2018. Reference is hereby made to such First Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

IN WITNESS WHEREOF, the parties hereto have caused this Thirteenth Supplemental Indenture to be duly executed as of the day and year first above written.

21st Century Fox America, Inc.

By	/s/ Janet Nova
	Name:	Janet Nova
	Title:	Executive Vice President and Deputy General Counsel

Twenty-First Century Fox, Inc., as Guarantor

By	/s/ Janet Nova
	Name:	Janet Nova
	Title:	Executive Vice President and Deputy Group General Counsel

The Bank of New York Mellon, as Trustee

By	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President